EXHIBIT 99.2

Lumera Reports First Quarter 2007 Results and Updates on Product Development Progress

BOTHELL, Wash.--(BUSINESS WIRE)--Lumera Corporation (NASDAQ: LMRA), a leader in the emerging field of nanotechnology, today reported financial results for the first quarter 2007 and released information regarding its current product development progress.

Revenues totaled $860,000 for the three months ended March 31, 2007 compared with $503,000 for the same period in 2006, a 71 percent increase over the prior year. Lumera’s net loss totaled $2,696,000 or $0.13 per share for the three months ended March 31, 2007 compared with $3,120,000 or $0.19 per share for the same period in 2006.

“Lumera’s first quarter is an indication of our continued progress forward,” said Lumera Chief Executive Officer Tom Mino. “Increased revenue from government contracts resulted in the improved financial performance from a year ago. We’ve also entered into agreements in both business units that will enable us to continue building on our progress.”

Summary Discussion of Product Development

Lumera develops proprietary polymer materials which are used in bioscience products and in electro-optic devices further detailed in the market summaries below.

Bioscience

Lumera is developing label free high throughput methods targeted at the biological and medical research markets.

Early in the quarter, Lumera announced that Dr. Josh LaBaer of the Harvard Institute of Proteomics presented his early research results using the ProteomicProcessor™ at the PEPTalk meeting in San Diego. Dr. LaBaer reported the successful integration of Harvard’s NAPPA protein array methodology on Lumera’s chip surface and, together, Lumera and Dr. LaBaer’s group are working on building an array of kinase proteins.

Also during the quarter, the Company announced an important application for its ProteomicProcessor™ developed by the Institute for Systems Biology. The application allowed researchers to identify a novel biomarker panel associated with liver toxicity in mice. This development potentially opens a new avenue demonstrating how the instrument could be used in biomarker discovery.

Electro-Optics

Lumera is developing a new generation of electro-optic modulators and other devices for optical networks and systems based on proprietary polymer materials.

During the quarter, the Company announced it had received a purchase order from Lockheed Martin and entered into an agreement with Lockheed for Lumera’s high electro-optic activity materials. The term of the agreement ends December 31, 2007, at which time Lockheed Martin will advise Lumera of its intentions regarding a commercial license for the materials.

Also during the quarter, Lumera announced that it had been awarded an extension to a U.S. government contract to continue development of technologically advanced wideband optical modulators. The twelve month contract is valued at approximately $1.15 million. The overall contract value has now reached approximately $6.9 million.

Summary Financial Discussion

Revenues totaled $860,000 for the three months ended March 31, 2007 compared with $503,000 for the same period in 2006, a 71 percent increase over the prior year. Government contract revenue totaled $775,000 for the current quarter, in increase of $292,000 from $483,000 in 2006 due primarily to higher billings on two of our contracts.

Product revenues totaled $85,000 for the current quarter, reflecting sales of electro-optic modulators. Backlog on our government contracts totaled $2,048,000 at March 31, 2007.

Operating expenses for the three months ended March 31, 2007, decreased by $139,000 to $3,434,000 compared to $3,573,000 for the same period in 2006. Research and Development expense, which totaled $1,271,000 for the three months ended March 31, 2007, decreased by $307,000, or 19 percent, from $1,578,000 for the same period in 2006 due to increased government contract activities resulting in higher levels of labor and related overhead costs being allocated to the cost of contract revenues and lower depreciation costs as our asset base becomes more fully depreciated. Marketing, general and administrative expense, which totaled $2,163,000 for the three months ended March 31, 2007, increased by $168,000, or 8 percent, from the same period in 2006 due primarily to cash compensation costs associated with additional sales and marketing and administrative personnel and increased consulting fees.

Lumera’s net loss totaled $2,696,000 or $0.13 per share for the three months ended March 31, 2007, compared with $3,120,000, or $0.19 per share for the same period in 2006.

Lumera, which ended the quarter with $24.1 million in cash and investment securities, used $2.2 million in cash to fund operations and working capital requirements during the three months ended March 31, 2007, a decrease of $605,000 over the same period in 2006. Capital expenditures, which include leasehold and related capital improvements, totaled $71,000 for the first quarter of 2007, down from $317,000 during the same period in 2006.

Conference Call

Lumera will host a conference call to discuss its third quarter of 2006 financial results on Thursday, May 3 at 4:30 p.m. EDT. The call will be broadcast over the Internet and can be accessed from the company's web site at www.lumera.com. Additionally, U.S. participants may join the conference call by dialing 800.638.4817 ten minutes prior to the start of the conference. International participants can dial 617.614.3943. The conference passcode number is 23714654. A telephone replay of the call will be available through May 10, and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The replay passcode is 32065724. A replay of the conference call will be available on the company's web site.

About Lumera

Lumera is a leader in the emerging field of nanotechnology. The company designs proprietary molecular structures and polymer compounds for the bioscience and communications industries, both of which represent large market opportunities. The company also has developed proprietary processes for fabricating such devices. For more information, please visit www.lumera.com.

Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Lumera Corporation
Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
Assets	2007	2006
Current assets
Cash and cash equivalents	$5,443	$10,521
Investment securities, available-for-sale	18,659	15,788
Accounts Receivable, net of allowance	5	380
Costs and estimated earnings in excess of billings on uncompleted contracts	380	338
Other current assets	462	600
Total current assets	24,949	27,627

Property and equipment, net	2,612	2,759
Restricted Investments	700	700
Other Assets	46	46
Total assets	$28,307	$31,132

Liabilities and Shareholders' equity

Current liabilities
Accounts payable	$398	$850
Accrued liabilities	891	982
Total current liabilities	1,289	1,832

Deferred rent, net of current portion	385	407
Total current liabilities	1,674	2,239

Commitments and contingencies

Shareholders' equity
Common stock at par value	20	20
Additional paid-in capital	90,125	89,690
Accumulated other comprehensive loss	2	1
Accumulated deficit	(63,514)	(60,818)
Total shareholders' equity	26,633	28,893
Total liabilities and shareholders' equity	$28,307	$31,132

Statements of Operations
(In thousands, except earnings per share and share data)
(Unaudited)

	Three months ended March 31,
	2007	2006

Revenue	$860	$503
Cost of revenue	443	258
Gross profit	417	245

Research and development expense	1,271	1,578
Marketing, general and administrative expense	2,163	1,995
Total operating expenses	3,434	3,573

Loss from operations	(3,017)	(3,328)
Interest income	321	208
Net loss from operations	$(2,696)	$(3,120)

Net loss per share-basic and diluted	$(0.13)	$(0.19)

Weighted-average shares outstanding -
basic and diluted	20,055,352	16,757,005

Contacts
Lumera Corporation
Hélène F. Jaillet, 425-398-6546 (Investor Relations)
or
The Summit Group Communications
Todd Wolfenbarger, 801-595-1155 (Media)
801-244-9600 cell